Exhibit 3.22(a)

ARTICLES OF ORGANIZATION
OF
LGI HOMES — AZ SALES, LLC
(an Arizona limited liability company)

1.	Name. The name of the limited liability company is LGI Homes AZ Sales, LLC (the “Company”).

2.	Known Place Of Business. The address of the Company’s known place of business in Arizona is 11445 East Via Linda, Suite 2196, Scottsdale, AZ 85259.

3.
Statutory Agent. The name and address of the Company’s agent for service of process are: Thomas J. McDonald, Esq., Gammage & Burnham P.L.C., Two North Central Avenue, 15th Floor, Phoenix, Arizona 85004.

4.	Management. Management of the Company shall be vested in one or more Manager.

5.	Name and Address. The names and address of the Manager of the Company as of the filing of these Articles are:

Eric T. Lipar	Christopher Kelly	Tracy A. Norten
1450 Lake Robbins Dr. Ste. 430 The Woodlands, TX 77310	1145 East Via Linda, Ste 2196 Scottsdale, AZ, 85259	1145 East Via Linda, Ste 2196 Scottsdale, AZ, 85259

Eric T. Lipar and Christopher Kelly shall be the Principal Managers. Tracy A. Norten shall also be a Manager of the Company. Tracy A. Nortan’s authority to act as a Manager shall be effective only upon (i) her becoming named as a designated broker Arizona law; and  (ii) the Company’s obtaining a broker’s license pursued to ILLEGIBLE law. As a Manager, Tracy A. Norten shall only have the authority to (i) perform those functions required to be performed by a designated broker pursuant to ILLEGILE law; and (ii) perform those other functions to the extent authority is granted by the Principal Managers and then only to accordance with the rules and procedures act by the Principal Managers as such may be amended by the Principal Managers.

6.	Major Members. The name and address of such Member of the Company who owns twenty percent (20%) or greater interest in the capital and profits of the Company as of the filing of these Articles are:

LGI Homes Group, LLC,
a Texas limited liability company
1450 Lake Robbins Dr Ste 430
 The Woodlands, TX 77380-3258

7.	Dissolution. There is no latest date by which the Company must dissolve.

8.	Limited Liability. No Member or Manager of the Company shall be liable for the debts, obligations or other liabilities of the Company solely by reason of being a Member or Manager of the Company.

9.	Organizer. The undersigned organizer shall have no authority, liabilities, responsibilities, or duties as organizer other than the filing of these Articles of Organization.

ORGANIZER:

/s/ Christopher Kelly
Christopher Kelly
Date: December 1, 2011